Exhibit 5.2

e-mail:
sraftopoulos@applebyglobal.com

direct dial:
Tel 345 814 2748
XL Capital Ltd
One Bermudiana Road	your ref:
P.O. Box HM 2245
Hamilton HM JX	appleby ref:
Bermuda	SR/07004.083

Dear Sirs	28 November 2008

XL Capital Ltd – Form S-3 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the combined registration by XL Capital Ltd (“Company”) and XL Capital Finance (Europe) plc (“XL Finance”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Act”) covering the issue and sale from time to time of an unlimited dollar amount of the following offered securities (“Offered Securities”): (i) the Company’s ordinary shares, preference ordinary shares, debt securities (which may include medium term notes), ordinary share warrants, ordinary share purchase contracts, ordinary share purchase units, and guarantees of XL Finance’s senior debt securities (together, the “Company Securities”) and (ii) XL Finance senior debt securities (fully and unconditionally guaranteed by the Company) (“XL Finance Securities”).

Capitalised terms used herein without definition have the meanings specified in the Registration Statement.

We have examined the following:

1)

a draft form of Prospectus (“Prospectus”) to be dated the date of effectiveness of the Registration Statement pursuant to which the Company and XL Finance may offer and sell from time to time the Offered Securities;

XL Capital Ltd
28 November 2008

2)	a form of Registration Statement as filed with the Securities and Exchange Commission on 28 November, 2008;

3)	a copy as executed of a Senior Debt Securities Indenture dated as of 2 June 2004 (“Universal Senior Indenture”) made between the Company and The Bank of New York as trustee (“Trustee”);

4)	a copy as executed of a Subordinated Debt Securities Indenture dated as of 2 June 2004 (“Universal Subordinated Indenture”) made between the Company and the Trustee as trustee;

5)	a copy as executed of a Senior Debt Securities Indenture dated as of 2 June 2004 (“XL Finance Senior Debt Indenture”) made between XL Finance, the Trustee as trustee and the Company as guarantor;

6)

a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company as issued or registered with the Registrar of Companies in the Cayman Islands and the corporate records of the Company maintained at its registered office in the Cayman Islands as at 25 November 2008 ; and

7)	a certified copy (by the secretary of the Company) of an extract of resolutions passed at a meeting of the board of directors of the Company held on October 31, 2008 (the “Resolutions”).

The Universal Senior Indenture, Universal Subordinated Indenture and the XL Finance Senior Debt Indenture are hereinafter sometimes together referred to as the “Documents” and singly a “Document”.

In giving this opinion, we have relied upon the accuracy of certificate of the secretary of the Company dated 25 November 2008 without further verification. We have assumed without independent verification:

(a)

the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies;

(b)

the Documents and Registration Statement are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (by which they are expressly governed), and all other relevant laws (other than the laws of the Cayman Islands) and the choice of the laws of the State of New York as the governing

XL Capital Ltd
28 November 2008

law of the relevant Documents is valid and binding under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(c)

the power, authority and legal right of all parties to the Documents (other than the Company) under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the relevant Documents and that the Documents will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company);

(d)	as a matter of fact the entry by the Company into the Documents has been determined by the Directors bona fide to be in the best interests of the Company;

(e)

the Documents (other than the Documents of which we have examined copies as executed) will be duly completed, executed and delivered by any of the Authorised Officers of the Company (as defined in the Resolutions) substantially in the forms reviewed by us; and

(f)	the Offered Securities, when issued, will be duly completed, executed, issued and authenticated and delivered in accordance with, and as contemplated by, the provisions of the relevant Documents.

On the basis of the foregoing and subject to the qualifications below, we would advise as follows:

1.

The Company is duly incorporated and validly existing in good standing as a limited liability company under the laws of the Cayman Islands and has full power to enter into and perform its obligations under the Documents and to carry on its business as contemplated in the Documents.

2.

The Company’s authorised capital is US$9,999,900 divided into 999,990,000 Ordinary Shares of a par value of US$0.01 each, with power for the Company insofar as is permitted by law, to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions.

3.

The Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Documents and the transactions contemplated thereby and such Documents have been duly executed by or on

XL Capital Ltd
28 November 2008

behalf of the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.

The ordinary shares and preference ordinary shares, when subscribed for, issued and paid for in full in accordance with the terms of any applicable Purchase or Underwriting Agreement, will be validly issued and fully paid obligations of the Company.

5.

Following payment in full of the nominal or par value of the ordinary shares and the preference ordinary shares, such shares will be non-assessable, and the shareholders will not be subject to further calls on their shares or liable to make further payments to the Company in respect of the nominal or par value of their shares in the event that the Company is wound up.

The opinions expressed above concerning, in particular, the issue of the Company Securities and the enforceability of the Documents are, to the extent that Cayman Islands law might apply, subject to the following qualifications:

(a)

The enforcement of the Documents may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, limitation of actions, fraudulent dispositions or other similar laws relating to the enforcement of creditors rights generally and claims may become subject to the defence of set off or to counter claims.

(b)

Obligations or liabilities of the Company otherwise than for the payment of money may not be enforceable in a Cayman Islands court by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of such court.

(c)

Any provisions requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue or to pay any additional amounts on prepayment of any sums due or to pay sums on breach of any agreement other than such as represent a genuine pre-estimate of loss may be unenforceable if held by a Cayman Islands court to be a penalty.

(d)

If any of the provisions of any of the Documents is held to be illegal, invalid or unenforceable, the severance of such provisions from the remaining provisions of such Document will be subject to the exercise of the discretion of a Cayman Islands court.

XL Capital Ltd
28 November 2008

(e)

The courts of the Cayman Islands are likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Documents. There is some uncertainty, however, with regard to the recoverability of post-judgment costs which, if recoverable at all, are likely to be limited to an amount determined upon taxation or assessment of those costs pursuant to the Grand Court Rules 1995. In the absence of contractual provisions as to costs, the reasonable costs (as determined by taxation as aforesaid) of the successful party will normally be recoverable, subject to the limits laid down in guidelines made under such Rules as to the type and amount of fees and expenses that may be recovered. Such orders are in the discretion of the court and may be made to reflect particular circumstances of the case and the conduct of the parties.

(f)	To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable as follows:-

	(i)	on agreements in the sum of CI$2.00 each;

	(ii)	on deeds, such as the Indenture, in the sum of CI$25.00 each; and

(iii)

on certain Company Securities which constitute promissory notes, in the sum of CI$500 if paid on execution or, if the fixed sum of CI$500 is not paid on execution, at the ad valorem rate of CI$0.25 (US$0.30) for each CI$100 (US$121.95) covenanted to be paid thereunder with a maximum duty on each of the relevant Company Securities of CI$250.00 (US$304.88).

Ad valorem stamp duty is payable within 45 days of execution or, if executed outside of the Cayman Islands, within 45 days of an executed, completed and delivered original of such document being brought into the Cayman Islands, for example, for enforcement. Otherwise stamp duty is payable on execution in order to avoid penalties if such document is to be admitted in evidence in a Cayman Islands court.

(g)	Any provisions purporting to create rights in favour of, or obligations on, persons who are not party to the relevant Document may not be enforceable by or against such persons.

(h)

We express no opinion as to the effectiveness of the date of any Document if it is dated as of or with effect from a date prior to that on which it is authorised, executed and delivered by all parties thereto.

XL Capital Ltd
28 November 2008

(i)

The authorised share capital of the Company is described in its Memorandum of Association as consisting of “Ordinary Shares”. However, the Articles of Association of the Company contemplate shares being issued with such preferred, deferred or other special rights, terms or conditions, or such restrictions, whether in regard to dividends, voting, return of share capital, exchange for other classes of shares, exchangeability for other securities or otherwise, as the Directors may from time to time determine. Consequently, there is some uncertainty as to whether the Company may issue “preference shares” in the conventional sense without amending the Memorandum of Association of the Company by special resolution of its members. Therefore, the preference ordinary shares described in the Registration Statement can only be issued as Ordinary Shares with preference rights.

(j)

The entry by the Company into the Documents and the transactions contemplated therein should be of commercial benefit to the Company and determination of such benefit is a question of fact on which we express no opinion. The objects of the Company in its Memorandum of Association and pursuant to the Companies Law of the Cayman Islands are unrestricted and the transactions contemplated are therefore strictly speaking within the powers of the Company. It is possible that a Cayman Islands court would determine that a transaction which was of no commercial benefit to the Company was an abuse of the powers of the Directors of the Company and therefore voidable by the shareholders or a liquidator of the Company.

We are practising in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and that of Cahill Gordon & Reindel LLP as your legal advisors. You may give copies of this opinion to your legal advisors who may rely on it as though it were also addressed to them. It may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Certain Legal Matters” and “Enforcement of Civil Liabilities Under United States Federal Securities Laws”. Our consent to such reference does not constitute a consent under Section 7 of the Act as, in consenting to such reference, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under such Section 7 or under the rules and regulations of the Commission thereunder.

XL Capital Ltd
28 November 2008

Yours faithfully,

/s/ Appleby